FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Patrick N. Davidson
Vice President, Investor Relations
(920) 966-5639
	Media:	Kirsten A. Skyba
Vice President, Communications
(920) 233-9621
OSHKOSH TRUCK REPORTS FIRST QUARTER EPS OF $0.55
•	FIRST $1 BILLION REVENUE QUARTER IN COMPANY’S HISTORY
•	PROGRESS CONTINUING ON INTEGRATION OF JLG INDUSTRIES, INC.
•	INCREASES FISCAL 2007 EPS ESTIMATE RANGE TO $3.15 - $3.25

        OSHKOSH, WIS. (February 2, 2007) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported that for its first quarter of fiscal 2007, earnings per share (“EPS”) was $0.55, on sales of $1.0 billion and net income of $41.2 million. These results compare with EPS of $0.72 on sales of $790.3 million and net income of $53.1 million for last year’s first quarter. Oshkosh’s EPS exceeded the Company’s most recent earnings estimate range of $0.35 — $0.40 per share. This estimate range included an estimated $0.15 per share dilution to EPS from the acquisition of JLG Industries, Inc. (“JLG”) on December 6, 2006 for $3.1 billion. Actual dilution in the first quarter from the acquisition of JLG was $0.13 per share.

        The Company also today increased its earnings per share estimate range for fiscal 2007 to $3.15 — $3.25 per share, which includes an estimated $0.10 per share accretion to EPS from the acquisition of JLG for the fiscal year. JLG forms the Company’s newest segment, access equipment.

-Continued-

        Commenting on the results, Robert G. Bohn, chairman, president and chief executive officer, said, “While our existing businesses performed ahead of our expectations, the most exciting news during the quarter was our closing on the acquisition of JLG Industries, which becomes another important business segment within Oshkosh. JLG is the world leader in aerial work platforms and telehandlers and is led by a strong operating team supported by an outstanding workforce. Our integration work is well underway, and we continue to work hard with the JLG team as they become a core component of our great company. We believe that JLG will be about $0.10 accretive to EPS in fiscal 2007 and significantly more accretive to EPS in fiscal 2008.”

        In the first quarter of fiscal 2007, sales increased 27.4 percent. Sales grew in the Company’s fire and emergency and commercial segments, while the Company’s defense segment sales declined due to a decrease in parts and service sales. The Company’s new access equipment segment contributed sales of $117.7 million.

        Operating income decreased 3.9 percent to $83.6 million, or 8.3 percent of sales. Operating income grew at double-digit and triple-digit percentages in the fire and emergency and commercial segments, respectively, while the defense segment experienced a decrease in operating income as a result of the decrease in sales. The Company’s access equipment segment contributed operating income of $2.4 million. Net income was down 22.4 percent to $41.2 million, or $0.55 per share, in the first quarter. The decrease in earnings compared to the prior year quarter was driven primarily by the decrease in defense sales and operating income and the timing of the JLG acquisition. Due to the impact of certain purchase accounting adjustments and the closing of the JLG acquisition during the seasonally slow holiday period, the acquisition of JLG was dilutive to EPS for the first quarter of fiscal 2007 by $0.13.

-Continued-

        Bohn concluded, “While our defense business softened in the first quarter, we expect to gradually increase daily defense truck production in the second half of fiscal 2007. Daily production should peak at about 35 percent higher than current levels. Recent strong federal funding to recapitalize equipment operating in Iraq is supporting this production increase. This should be an important driver for growth for both fiscal 2007 and 2008.”

        Factors affecting first quarter results for the Company’s business segments included:

        Access equipment—Access equipment segment sales were $117.7 million for the quarter while operating income was $2.4 million, or 2.0 percent of sales. Access equipment sales represent sales by JLG from December 6, 2006, the date of acquisition, through the end of the first quarter. These results included charges of $3.5 million related to the revaluation of inventory at the acquisition date of JLG and $3.8 million related primarily to the amortization of intangible assets. “While the effects of purchase accounting and the timing of the JLG acquisition adversely impacted first quarter performance of the new access equipment segment, we are optimistic about the longer term opportunities for this business,” said Bohn.

        Defense—Defense segment sales decreased 14.2 percent to $311.7 million for the quarter compared to the prior year’s first quarter due to a decrease in parts and service sales. During the fourth quarter of fiscal 2006 and continuing in the first quarter of fiscal 2007, the Company experienced a softer market for its parts and service business due to completion of certain armor contracts and a curtailment in purchases by the U.S. Department of Defense (“DoD”) toward the end of the federal government’s fiscal year. Sales of new and remanufactured trucks were down slightly versus the comparable prior year quarter as an increase in sales of medium-payload trucks nearly offset a decrease in remanufactured and new heavy-payload trucks.

-Continued-

        Operating income in the first quarter was down 24.8 percent to $54.6 million, or 17.5 percent of sales, compared to the prior year quarter operating income of $72.6 million, or 20.0 percent of sales. The decrease was primarily due to an unfavorable mix of truck sales, lower parts and service sales and higher new product development as well as bid and proposal spending.

        Fire and emergency—Fire and emergency segment sales increased 22.9 percent to $266.0 million for the quarter compared to the prior year quarter. Operating income was up 17.3 percent to $24.5 million, or 9.2 percent of sales, compared to the prior year quarter operating income of $20.9 million, or 9.7 percent of sales. The acquisition of AK Specialty Vehicles (subsequently rebranded Oshkosh Specialty Vehicles (“OSV”)) contributed sales and operating income totaling $28.7 million and $1.7 million, respectively, in the quarter. The 9.6 percent increase in sales for other businesses in the segment reflected double-digit percentage increases in sales of domestic fire apparatus, wreckers and carriers and airport products offset in part by lower Italian fire apparatus sales. Operating income margin for the segment declined slightly due to operating losses at the Company’s domestic ambulance and international fire apparatus businesses offset in part by an improved margin at the Company’s domestic fire apparatus business.

        Commercial—Commercial segment sales increased 44.2 percent to $319.0 million in the first quarter compared to the prior year quarter. Operating income increased 150.3 percent to $20.8 million, or 6.5 percent of sales, compared to $8.3 million, or 3.8 percent of sales, in the prior year quarter. The acquisition of Iowa Mold Tooling Co., Inc. (“IMT”) contributed sales and operating income totaling $27.6 million and $3.6 million, respectively, in the quarter. The 31.8 percent increase in sales for other businesses in the segment was largely driven by higher unit sales volume at the Company’s domestic operations in advance of 2007 diesel engine emissions standards changes, which more than offset lower sales at the Company’s European refuse business. The increase in operating income was largely due to higher pricing and higher production volumes in North America offset in part by a loss sustained at the Company’s European refuse operations. The Company’s European refuse operations had an operating loss of $4.2 million in the first quarter of fiscal 2007 compared with operating income of $0.9 million in the first quarter of fiscal 2006. The operating loss resulted from low unit volumes due to unfavorable market conditions in the United Kingdom, the lack of available chassis for mounting refuse packers in France and some market share losses.

-Continued-

        Corporate and other— Operating expenses and inter-segment profit elimination increased $3.9 million to $18.7 million. The increase in the first quarter was largely due to higher professional services and integration costs associated with the acquisition of JLG. Interest expense net of interest income for the quarter increased $19.8 million to $20.1 million compared to the prior year quarter. Higher interest costs were due to additional acquisition-related debt primarily for the acquisition of JLG.

        The provision for income taxes in the first quarter decreased to 36.0 percent of pre-tax income compared to 39.0 percent of pre-tax income in the prior year quarter. The lower effective tax rate reflects the impacts of the JLG acquisition and the reinstatement of the federal research and development tax credit.

        Total debt rose $3.2 billion during the first quarter to $3.3 billion at December 31, 2006 due primarily to borrowings used to fund the acquisition of JLG. In addition, the first quarter of each fiscal year historically has higher seasonal working capital requirements.

-Continued-

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable February 26, 2007, to shareholders of record as of February 16, 2007.

        The Company will comment on first quarter earnings and expectations for the remainder of fiscal 2007 during a conference call at 9:00 a.m. Eastern Standard Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. Eastern Standard Time this morning. The call will be webcast simultaneously over the Internet. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire and emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire and emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the challenges of integrating the acquired JLG, OSV and IMT businesses; the consequences of financial leverage associated with the JLG acquisition; the Company’s ability to turn around its Geesink Norba Group and Medtec businesses; the cyclical nature of the Company’s access equipment, commercial and fire and emergency markets; risks related to reductions in government expenditures and the uncertainty of government contracts; the availability of defense truck carcasses for remanufacturing; the success of the Revolution® composite concrete mixer drum; risks associated with international operations and sales, including foreign currency fluctuations; and risks related to the collectibility of access equipment receivables. In addition, the Company’s expectations for fiscal 2007 are based in part on certain assumptions made by the Company, including without limitation, those relating to the Company’s ability to integrate JLG, OSV and IMT and achieve targeted sales, operating income and synergies for each acquisition; the Company’s estimates of non-cash purchase accounting adjustments relating to the JLG acquisition; the Company’s ability to turn around the Geesink Norba Group and Medtec businesses sufficiently to support their current valuations resulting in no impairment charges for goodwill;

-Continued-

the Company’s ability to grow its operating income in certain of its businesses despite anticipated lower industry demand resulting from changes to diesel engine emissions standards effective January 1, 2007; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus, the Geesink Norba Group and Medtec; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Medium Tactical Vehicle Replacement follow-on contract, the Logistics Vehicle System Replacement contract and international defense truck contracts; the expected level and timing of U.S. Department of Defense procurement of replacement parts and services and funding thereof; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options and restricted stock awards, bad debts, personnel and raw materials; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions in the short term. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2006	2005
	(In millions, except per share amounts)
Net sales	$1,006.8	$790.3
Cost of sales	834.1	641.4

Gross income	172.7	148.9
Operating expenses:
Selling, general and administrative	82.0	60.0
Amortization of purchased intangibles	7.1	1.9

Total operating expenses	89.1	61.9

Operating income	83.6	87.0
Other income (expense):
Interest expense	(20.8)	(1.8)
Interest income	0.7	1.5
Miscellaneous, net	(0.4)	(0.2)

	(20.5)	(0.5)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	63.1	86.5
Provision for income taxes	22.7	33.7

Income before equity in earnings of
unconsolidated affiliates and
minority interest	40.4	52.8
Equity in earnings of unconsolidated
affiliates, net of income taxes	1.0	0.6
Minority interest, net of income taxes	(0.2)	(0.3)

Net income	$41.2	$53.1

Earnings per share
Basic	$0.56	$0.73
Diluted	$0.55	$0.72
Basic weighted average shares outstanding	73,355	73,049
Effect of dilutive securities:
Stock options and incentive
compensation awards	1,193	1,088

Diluted weighted average shares outstanding	74,548	74,137

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2006	September 30, 2006
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$39.3	$22.0
Receivables, net	627.2	317.9
Inventories, net	1,060.8	589.8
Deferred income taxes	83.2	53.2
Other current assets	76.2	20.5

Total current assets	1,886.7	1,003.4
Investment in unconsolidated affiliates	26.6	19.3
Property, plant and equipment	594.9	416.8
Less accumulated depreciation	(195.7)	(184.9)

Property, plant and equipment, net	399.2	231.9
Goodwill, net	2,416.7	558.7
Purchased intangible assets, net	1,196.1	219.2
Other long-term assets	171.9	78.4

Total assets	$6,097.2	$2,110.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$301.1	$87.5
Accounts payable	390.9	236.5
Customer advances	292.8	266.7
Floor plan notes payable	48.8	48.4
Payroll-related obligations	82.6	59.4
Income taxes payable	2.6	12.8
Other current liabilities	276.4	170.7

Total current liabilities	1,395.2	882.0
Long-term debt, less current maturities	3,031.6	2.2
Deferred income taxes	437.2	100.0
Other long-term liabilities	120.7	61.0
Commitments and contingencies
Minority interest	4.1	3.8
Shareholders’ equity	1,108.4	1,061.9

Total liabilities and shareholders’ equity	$6,097.2	$2,110.9

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2006	2005
	(In millions)
Operating activities:
Net income	$41.2	$53.1
Non-cash and other adjustments	17.6	8.6
Changes in operating assets and liabilities	(88.1)	(94.4)

Net cash used by operating activities	(29.3)	(32.7)
Investing activities:
Acquisition of businesses, net of cash acquired	(3,124.8)	--
Additions to property, plant and equipment	(8.2)	(12.9)
Additions to equipment held for rental	(3.5)	--
Proceeds from sale of property, plant and equipment	0.1	--
Proceeds from sale of equipment held for rental	0.1	--
Distribution of capital from unconsolidated affiliates	0.3	--
Decrease in other long-term assets	0.4	--

Net cash used by investing activities	(3,135.6)	(12.9)
Financing activities:
Issuance of long-term debt	3,100.0	--
Debt issuance costs	(33.5)	--
Repayment of long-term debt	(0.3)	(0.2)
Net borrowings (repayments) under revolving credit facility	119.7	(0.6)
Proceeds from exercise of stock options	1.5	2.5
Excess tax benefits from stock-based compensation	1.9	2.9
Dividends paid	(7.4)	(5.0)

Net cash provided (used) by financing activities	3,181.9	(0.4)
Effect of exchange rate changes on cash	0.3	(0.5)

Increase (decrease) in cash and cash equivalents	17.3	(46.5)
Cash and cash equivalents at beginning of period	22.0	127.5

Cash and cash equivalents at end of period	$39.3	$81.0

Supplementary disclosure:
Depreciation and amortization	$18.7	$8.6

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,
	2006	2005
	(In millions)
Net sales to unaffiliated customers:
Access equipment	$117.7	$--
Defense	311.7	363.1
Fire and emergency	266.0	216.4
Commercial	319.0	221.2
Intersegment eliminations	(7.6)	(10.4)

Consolidated	$1,006.8	$790.3

Operating income (loss):
Access equipment	$2.4	$--
Defense	54.6	72.6
Fire and emergency	24.5	20.9
Commercial	20.8	8.3
Corporate and other	(18.7)	(14.8)

Consolidated	$83.6	$87.0

Period-end backlog:
Access equipment	$1,181.3	$--
Defense	859.4	1,021.9
Fire and emergency	692.0	554.2
Commercial	371.7	361.0

Consolidated	$3,104.4	$1,937.1

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